Exhibit 99. 1

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Contact:
Targeted Genetics Corporation
Courtney Self
(206) 521-7392

TARGETED GENETICS ANNOUNCES EFFECTIVENESS
OF ITS SHELF REGISTRATION STATEMENT

Seattle, WA— August 21, 2003—Targeted Genetics Corporation (Nasdaq: TGEN) announced today that its shelf registration statement on Form S-3 filed on August 11, 2003, has been declared effective by the U.S. Securities and Exchange Commission (SEC). The shelf registration for the sale of up to 11,600,000 shares of its common stock will allow Targeted Genetics to sell common stock from time to time in one or more offerings at its discretion. The shelf registration is intended to provide flexibility in financing the Company’s business objectives going forward. Specific terms of any issuance of common stock under this shelf registration would be established at the time of sale.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the prospectus included in the registration statement is available in the Investor Relations section of the Targeted Genetics website at www.targetedgenetics.com, the SEC’s website at www.sec.gov, or via written request to Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101, Attention: Investor Relations. In addition, Targeted Genetics will file a prospectus supplement with the SEC in connection with any offering under the shelf registration statement.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding offerings of our common stock in the future, which are based on opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by these forward-looking statements. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of these forward-looking statements. Factors that could affect our actual results include, but are not limited to, market conditions that prevent us from commencing or completing an offering on acceptable terms, if at all, changes in our financing plan, changes in our business, as well as the other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” included in our report on Form 10-Q for the quarter ended June 30, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no obligation to reflect new information, circumstances or events after the date of this release or to reflect the occurrence of unanticipated events.

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